AMENDMENT OF AGREEMENT AND PLAN OF MERGER

This Amendment of Agreement and Plan of Merger, dated as of March 4, 2014, is entered into by and among ACOLOGY, INC. (formerly named PINECREST INVESTMENTS GROUP, INC.), a Florida corporation (“PNCR”), PNCR, ACQUISITION, LLC., a California limited liability company and the wholly-owned subsidiary of PNCR (“Merger Sub”), and D&C DISTRIBUTORS, LLC, a California limited liability company (the “Company”).

RECITALS:

A. The Parties entered into an Agreement and Plan of Merger, dated December 24, 2013 (the “Merger Agreement”), whereunder, among other things, Merger Sub will be merged with and into the Company and the Company will become the wholly owned subsidiary of PNCR; and

B. The Parties desire to amend the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

1. Change of Exhibits. Exhibit A to the Merger Agreement is replaced by Exhibit A hereto and Exhibit B to the Merger Agreement is replaced by Exhibit B hereto.

2. General Provisions.

(a)	Modification; Full Force and Effect. Except as expressly modified and superseded by this instrument, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.
(b)	References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this instrument (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to December 23, 2013).
(c)	Defined Terms. Terms used herein that are defined in the Merger Agreement, as it existed prior to the execution and delivery of this instrument, shall have the same meaning as ascribed to them therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACOLOGY, INC.	PNCR, ACQUISITION, LLC.

By:	/s/Richard S. Astrom	By:	/s/ Richard S. Astrom
	Richard S. Astrom		Richard S. Astrom
	Chief Executive Officer		Manager

D&C DISTRIBUTORS, LLC

By:	/s/ Douglas Heldoorn	By:	/s/ Curtis Fairfbrother
	Douglas Heldoorn		Curtis Fairfbrother
	Manager:		Manager